SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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CONSOLIDATED-TOMOKA LAND CO.

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The following press release was issued by Consolidated-Tomoka Land Co. on March 15, 2018.

Press

Release

Contact:	Mark E. Patten, Sr. Vice President & Chief Financial Officer mpatten@ctlc.com
Phone:	(386) 944-5643
Facsimile:	(386) 274-1223

FOR IMMEDIATE RELEASE

CONSOLIDATED-TOMOKA FILES DEFINITIVE PROXY MATERIALS AND MAILS LETTER TO SHAREHOLDERS Asks Shareholders to Vote “FOR” ALL the Company’s Highly Qualified Directors on the WHITE Proxy Card

DAYTONA BEACH, Fla. – March 15, 2018 – Consolidated-Tomoka Land Co. (NYSE American: CTO) (the “Company” or “CTO”) today announced that it has filed definitive proxy materials with the Securities and Exchange Commission (“SEC”) and is mailing them together with a letter from the Company’s Chairman of the Board to the shareholders in connection with its upcoming 2018 annual meeting of shareholders (the “Annual Meeting”), to be held on April 25, 2018 in Daytona Beach, Florida. Shareholders of record as of the close of business on March 2, 2018 are eligible to vote at the Annual Meeting.

The letter highlights CTO’s track record of strong performance, the Board’s dedication to shareholder interests and the qualifications of the Board’s director nominees. Among other things, the letter notes:

•	CTO is successfully executing its strategic plan, including monetizing its land portfolio and investing in high quality income-producing assets in strong locations with strong demographics.
•

CTO has generated total shareholder returns over the one-, three- and five-year periods ending March 13, 2018 that are superior to the majority of our peers, and higher than the returns of the MSCI US REIT index over those same periods.

•	During the tenure of the Company’s current CEO, John Albright, CTO’s total return has compounded at an annual rate of approximately 14%.
•	In 2017 alone, CTO’s total shareholder return was more than 19%.

•	The Company achieved record earnings in 2017, increased its book value substantially to nearly $33 per share and increased its dividend, on an annualized basis, by 50%
•	The Board has been significantly refreshed, with three of the seven directors having joined in the last two years:
o	In May 2017, Laura M. Franklin, an experienced real estate industry executive and director of the Company since 2016, was elected as the new Chairman of the Board.
o

In March 2017, Casey R. Wold, a 35-year veteran of the real estate industry and founder and Managing Partner/Chief Executive Officer of Vanderbilt Properties, a $2+ billion vertically integrated company focused on office investment opportunities in the United States, joined the Board.

o	In November 2017, Christopher W. Haga, a Partner at Carlson Capital, one of CTO’s largest shareholders, was appointed to the Board.
•

CTO has nominated seven highly-qualified director candidates for election to the Board. These nominees were chosen based on their backgrounds, track records, specific experience and expertise in real estate, capital markets, public companies, finance and accounting.

The Company notes that Wintergreen Advisers, LLC and certain affiliates (“Wintergreen”) has provided notice to the Company that it intends to nominate three alternative candidates to the Board, all of whom lack significant real estate operating experience. All three of these candidates were previously nominated by Wintergreen at last year’s annual meeting of shareholders, and they received support from only approximately 8% of our outstanding shares of common stock, other than those shares controlled and voted by Wintergreen itself.

The Company believes that all shareholders should understand the following regarding Wintergreen and its director nominees:

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Under federal securities law, Wintergreen Advisers and its mutual fund, the Wintergreen Fund, Inc. (the “Wintergreen Fund” (MUTF:WGRNX)) may be deemed “affiliates” of CTO because of Wintergreen’s large ownership stake in CTO. If the Wintergreen Fund is considered an affiliate, its status would severely limit the Wintergreen Fund’s ability to sell its CTO stock on the open market in response to redemptions from its shareholders, or to diversify its investments. This means that a sale or liquidation of the Company is one of the only options for the Wintergreen Fund to get liquidity for its CTO ownership stake (the “Wintergreen Fund Conflict”). Because of the Wintergreen Fund Conflict, the nominees proposed by Wintergreen (two of whom are principals of Wintergreen and the third is a former employee and current consultant to the Wintergreen Fund), may have incentives and interests that are different than other CTO shareholders. For clarity, if Wintergreen were deemed an “affiliate” of CTO, the restrictions imposed by federal securities law would limit the volume of shares that the Wintergreen Fund could sell during any three-month period, for the foreseeable future[1].

1   Rule 144 of the Securities Act of 1933 restricts the volume of shares that an affiliate can sell during any three-month period to the greater of (i) one percent of the shares of the class of shares outstanding (which currently equates to approximately 55,950 shares in CTO’s case) and (ii) the average weekly trading volume during the preceding four calendar weeks (which currently equates to approximately 14,000 shares in CTO’s case).

•

The leading independent proxy advisory service providers, ISS and Glass-Lewis, concluded last year that none of the three Wintergreen nominees has any relevant real estate operating expertise. And, despite pursuing Board seats for the second consecutive year, Wintergreen and its nominees have still not revealed an operating plan or articulated any value improvement ideas for CTO other than a sale of the Company or liquidation of its portfolio.

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Two of Wintergreen’s nominees are controlling persons of Wintergreen Fund and the other funds controlled by Wintergreen that are CTO shareholders, and their interests in those funds create a significant conflict because of Wintergreen Fund’s interest in solving its own problems of concentration and lack of liquidity of its CTO holdings.

•

Two of the Company’s current directors who are nominees for the Annual Meeting were originally recommended to the CTO Board by Wintergreen, and they both fully support the Company’s management in pursuing the Company’s business plan to maximize shareholder value.

The CTO Board of Directors unanimously recommends that shareholders vote the WHITE proxy card “FOR”  ALL the Company’s seven experienced and highly-qualified director nominees: John P. Albright, Laura M. Franklin, Christopher W. Haga, William L. Olivari, Howard C. Serkin, Thomas P. Warlow, III and Casey R. Wold.

The full text of the letter to shareholders follows:

YOUR VOTE IS IMPORTANT

VOTE THE WHITE PROXY CARD TODAY “FOR”

ALL CONSOLIDATED-TOMOKA’S HIGHLY QUALIFIED DIRECTOR NOMINEES

March 14, 2018

Dear Fellow Consolidated-Tomoka Shareholder:

After last year’s annual meeting of shareholders, the Board of Directors (the “Board”) of Consolidated-Tomoka (“CTO”) elected me as its new Chairman of the Board. I am pleased to write to you today to report on the work we have done as a Board over the last year. I encourage you to vote in favor of the seven experienced and talented directors that the Board has nominated for re-election at the upcoming 2018 annual meeting of shareholders (the “Annual Meeting”).

This year’s Annual Meeting will be held on April 25, 2018 at our LPGA International Clubhouse in Daytona Beach. I welcome you to join us there at 2:00 p.m., and invite you to come to town early so you can see for yourself the incredible economic development happening in the Daytona Beach market, in particular on land that we’ve recently sold. In the meantime, please vote and return our WHITE proxy card to support the Board and our continuing efforts to maximize the value of your investment.

Unfortunately, once again this year, Wintergreen Advisers, LLC, and certain of its affiliates (“Wintergreen”) has indicated its intent to nominate and seek shareholder support for three alternative candidates for election to the Board.  All three of these candidates were nominated by Wintergreen at last year’s annual meeting of shareholders, and they were each rejected by a significant majority of our shareholders. As Chairman, and on behalf of the entire Board, I encourage you to support our current directors and the strategic direction of the business.

As a Board (which currently includes three directors originally recommended by Wintergreen), we are unanimous in our conviction that CTO is on the right strategic path. The evidence for this seems clear:

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The total return earned by shareholders owning CTO stock over the one-, three- and five-year periods ending March 13, 2018 has been superior to the majority of our peers and greater than the MSCI US REIT index.

•	The compounded annual total return for CTO’s stock since John Albright became the Company’s CEO in August 2011 has been approximately 14%.

•	We were able to increase our dividend by 50% on an annualized basis and in 2017 the total shareholder return was more than 19%.

•

We had record earnings of $7.53 per share in 2017. Even without the benefits to earnings of the new federal income tax rate, our earnings per share hit an all-time high. Book value also grew by 27% to nearly $33 per share in 2017.

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The Company has made substantial progress on its plan to monetize its land holdings and re-invest the proceeds, in a tax efficient manner, into a portfolio of diversified and high-quality income-producing properties. In 2017, we sold 1,701 acres of land for approximately $47 million (a company record for any single year) and invested $83 million in income-producing assets at an average investment yield of approximately 7.5%. As of March 13, 2018, we have approximately 75% of the Company’s remaining land holdings under contract for total potential sale proceeds in excess of $150 million, providing a significant source of organic capital to convert into income-producing properties in the near-term. It’s important to note, however, that while the majority of the land transactions under contract are expected to close in the next two years, those transactions have not yet closed, and are subject to execution risk.

As a Company and Board, we have continued to make significant improvements to the operations and governance structure of the Company. In addition to my appointment as the new Chairman of the Board last year, following my election to the Board in 2016, the Company has added the following directors:

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in March 2017, Casey R. Wold, a 35-year veteran of the real estate industry and founder and Managing Partner/Chief Executive Officer of Vanderbilt Properties, a $2+ billion vertically integrated company focused on office investment opportunities in the United States; and

•

in November 2017, Christopher W. Haga, a Partner at Carlson Capital, one of CTO’s largest shareholders, who has brought to the Board deep capital markets expertise and is a strong advocate for shareholders inside the boardroom.

In 2018, Jack Allen announced his retirement from the Board.  Jack joined CTO’s Board in 2009 and we very much appreciate his dedication and tireless efforts in helping get CTO to where it is today.

With Jack’s retirement, three of our six independent directors will have been on the Board for less than two years. The average tenure of the independent directors will be approximately five years. Most importantly, our candidates for election at the Annual Meeting are dedicated to protecting the interests of all shareholders and are available to support management with a broad set of combined experiences in real estate, capital markets, public companies, finance and accounting.

I encourage you to read the enclosed proxy materials closely before you cast your vote. I do not believe Wintergreen or its repeat nominees for the Board have articulated an actual plan for CTO other than to sell or liquidate the Company, nor have they demonstrated a better track record than our nominees.

Our Board believes that Wintergreen is focused on a sale or liquidation of CTO primarily because its mutual fund (the “Wintergreen Fund”) (MUTF:WGRNX) has suffered a substantial and rapid decline in its total assets under management (“AUM”), due largely to significant redemptions by its unit holders. To fund these redemptions, Wintergreen has elected to sell other securities of the Wintergreen Fund, while retaining its entire position in CTO shares, which with the marked decline in AUM, has increased Wintergreen’s concentration in CTO’s shares to more than 20% of its total AUM (as of December 31, 2017). As a result, Wintergreen’s position in CTO is, by far, its largest single holding. Because of the size of Wintergreen’s position in CTO shares relative to CTO’s average trading volume, Wintergreen cannot easily sell its CTO shares on the open market. In addition, certain provisions of federal securities law may severely limit Wintergreen’s ability to sell its CTO shares on the open market, including restrictions on the volume of shares Wintergreen could sell and the time period in which those shares could be sold. Those are, we believe, real challenges for the Wintergreen Fund, but they are not issues for which all other CTO shareholders should have to suffer.

In your Board’s judgment, a rushed sale of the Company might help Wintergreen Fund with its challenges but would not be in the best interests of all other CTO shareholders.  Furthermore, we believe that Wintergreen’s nominees, two of whom are executives of Wintergreen (and the third a former employee and current paid consultant), would have a significant conflict between fulfilling their duties to CTO’s shareholders and their duties to Wintergreen. To date Wintergreen has not provided us with a reasonable explanation for how this potential conflict could be resolved.

I encourage you to vote for our nominees, all of whom will continue to serve the interests of every CTO shareholder, without any conflicting interests. I believe our Board is doing a terrific job for shareholders and I ask for your support.

Please return the WHITE proxy card, or vote electronically or by phone, at your earliest convenience.

On behalf of the Board of Directors and management team, we appreciate your continued support.

Sincerely,

/s/ Laura M. Franklin
Laura M. Franklin
Chairman of the Board

If you have any questions or require any assistance with voting your shares,

please contact the Company’s proxy solicitor listed below:

1407 Broadway

New York, New York 10018

Call Collect: 212-929-5500

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income investments in diversified markets in the United States including over 2.1 million square feet of income properties, as well as nearly 8,100 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

We encourage you to review our most recent investor presentations which are available on our website at www.ctlc.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements. Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof are intended to identify certain of such forward-looking statements, which speak only as of the dates on which they were made, although not all forward-looking statements contain such words. Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include the ability of the Company to complete 1031 exchange transactions, the availability of investment properties that meet the Company’s investment goals and criteria, the modification of terms of certain land sales agreements, uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 as filed with the Securities and Exchange Commission. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the Company’s 2018 annual meeting of shareholders (the “Annual Meeting”), to be held at such time and place as announced by the Board. The Company has filed its definitive proxy statement and white proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s shareholders in connection with the Annual Meeting. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING. Updated information regarding the identity of potential participants in the solicitation of proxies in connection with the Annual Meeting, and their direct or indirect interests, by security holdings or otherwise, is set forth in such definitive proxy statement and other materials to be filed with the SEC. Shareholders may obtain the definitive proxy statement, any amendments or supplements thereto and other materials filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.ctlc.com.

Consolidated-Tomoka Land Co.

Mark E. Patten, 386-944-5643

Sr. Vice President & Chief Financial Officer

mpatten@ctlc.com

Facsimile: 386-274-1223